EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Dimensional Emerging Markets Value Fund of our report dated December 18, 2020, relating to the financial statements and financial highlights, which appears in Dimensional Emerging Markets Value Fund’s Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Disclosure of Portfolio Holdings" and “Financial Statements” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2021